                            ASSET PURCHASE AGREEMENT


                                  MAY 2, 2000

                              ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is dated this 2nd day of May, 2000 by and among InSight Health Corp., a Delaware corporation (the "Purchaser"), US DIAGNOSTIC INC., a Delaware corporation ("USD"), Roy Assael, an individual and a general partner in the Seller ("Assael") and Wilkes-Barre Imaging, a New York general partnership (the "Seller").

                                      RECITALS

       WHEREAS, Seller owns and operates an outpatient medical diagnostic imaging center located at 150 Mundy Street in Wilkes-Barre, Pennsylvania, otherwise known as "Wilkes Barre Imaging" (the "Business") which provides magnetic resonance imaging, computed tomography, ultrasound, mammography and x-ray services; and

       WHEREAS, USD and Assael own 100% of the equity interests of Seller; and

       WHEREAS, the respective boards of directors and equity owners of Purchaser and Seller have determined that it is advisable and in their best interests that Purchaser purchase substantially all of the assets constituting the Business, upon the terms and subject to the conditions set forth herein; and

       WHEREAS, Purchaser, Seller, Assael and USD desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to the consummation of the transactions contemplated under this Agreement.

       NOW, THEREFORE, in consideration of the recitals hereinbefore stated and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller, Assael and USD do hereby represent, warrant, covenant and agree as follows:

                                     AGREEMENT

                                     SECTION 1.
                                    DEFINITIONS

       1.1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

       "ACCOUNTING STANDARDS" means the accounting policies and procedures of Seller as described in USD's 1999 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

       "ADDITIONAL FINANCIAL INFORMATION" is defined in Section 6.6 of this Agreement.

       "AFFILIATE" with respect to any Person means any Person which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

       "AGREEMENT" means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

       "ASSUMED OBLIGATIONS" is defined in Section 3.1 of this Agreement.

       "BUSINESS" is defined in the preamble of this Agreement.

       "CLOSING" is defined in Section 4.1 of this Agreement.

       "CLOSING DATE" is defined in Section 4.1 of this Agreement.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "EMPLOYEE BENEFIT PLAN" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(ii) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code,
(iii) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, or (iv) Employee Welfare Benefit Plan.

       "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

       "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

       "EMPLOYEES" is defined in Section 5.8(a) of this Agreement.

       "ENVIRONMENTAL LAWS" is defined in Section 5.10 of this Agreement.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

       "FINANCIAL STATEMENTS" is defined in Section 5.11 of this Agreement.

       "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time of application thereof.

       "GOVERNMENTAL AUTHORITY" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign).

       "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.14 of this Agreement.

       "IRS" means the Internal Revenue Service.

       "LEASED REAL PROPERTY" is defined in Section 5.9(a) of this Agreement.

       "LIEN" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

       "LOSSES" is defined in Section 12.2 of this Agreement.

       "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business taken as a whole or (ii) a material adverse effect on the Seller's ability to enter into or perform its obligations under this Agreement.

       "MATERIAL ADVERSE EFFECT ON PURCHASER" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of Purchaser taken as a whole or (ii) a material adverse effect on the Purchaser's ability to enter into or perform its obligations under this Agreement.

       "MATERIAL CONTRACT" means any written contract or agreement to which Seller is a party or by which its assets are bound, and which (i) relates to indebtedness in excess of $50,000 for money borrowed from others, purchase money indebtedness or capitalized lease obligations, (ii) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the ordinary course of the Business or which involves revenues or expenditures of less than $10,000), (iii) is a collective bargaining agreement, (iv) obligates Seller not to compete in the diagnostic imaging business, (v) is a lease or sublease of real property, (vi) a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $10,000 for any machinery, equipment, vehicle or other tangible personal property (whether Seller is a lessor or lessee), (vii) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $10,000, or (viii) is a contract granting any Person a Lien on any of the assets having a value of $10,000 or more of Seller, in whole or in part (other than Permitted Liens).

       "PERMITTED LIENS" means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) with respect to real property, easements, covenants, conditions and restrictions of record,
(iii) with respect to real property, easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the ordinary course of business securing amounts which are not delinquent, (vi) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs, (viii) liens related to Assumed Obligations (as defined in Section 3.1 below).

       "PERSON" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

       "PURCHASE PRICE" is defined in Section 3.1 of this Agreement.

       "PURCHASER" is defined in the preamble of this Agreement.

       "SELLER" is defined in the preamble of this Agreement.

       "SELLER'S KNOWLEDGE" means the actual knowledge, without independent investigation, of the executive officers of USD and Assael.

       "TAXES" shall mean all taxes (whether federal, state, local or foreign) including, without limitation, taxes based upon or measured by income, gross receipts, profits, sales, use, occupation, value added, ad valorem, franchise, withholding, payroll, employment, excise, capital stock, license, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium or transfer taxes and customs duties, together with any interest, additions to tax or penalties imposed with respect thereto.

       "TERMINATION DATE" is defined in Section 4.1 of this Agreement.

       "TRADE SECRETS" is defined in Section 14.12(c) of this Agreement.

       "TRANSFERRED EMPLOYEES" is defined in Section 11.4 of this Agreement.

       1.2.   OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.

              (a) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, schedule, report or other document made or delivered pursuant hereto.

              (b) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is required to be listed on such schedule or is material to or outside the ordinary course of the Business of Seller. Any disclosure made in any schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another schedule to this Agreement shall be deemed to be made with respect to such other schedule regardless of whether or not a specific reference is made thereto.

                                     SECTION 2.
                                   SALE OF ASSETS

       2.1. PURCHASE AND SALE OF ASSETS. On the Closing Date, Seller will convey, transfer and assign to Purchaser all of Seller's right, title and interest in and to the personal property, inventory and other assets relating to the Business of Seller (individually an "Asset" and collectively the "Assets"), free and clear of all obligations, security interests, liens and encumbrances whatsoever, except as specifically assumed by Purchaser pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, the Assets specifically include:

              (a) All personal property, plants, furniture, fixtures and equipment owned by Seller which are utilized in or related to the Business which includes all items identified on SCHEDULE 2.1(a) attached hereto.

              (b) All contracts and leases (whether capital or operating leases) identified on SCHEDULE 2.1(b) attached hereto (excluding this Agreement and the agreements, instruments and documents executed and delivered by Purchaser pursuant to this Agreement).

              (c) All inventory maintained by Seller as of the Closing Date which includes all items identified on SCHEDULE 2.1(c) attached hereto, other than those used in the ordinary course of the Seller's Business.

              (d) Subject to applicable laws and regulations, and to the extent transferable, all licenses and other regulatory approvals necessary for or incident to the operation of the Assets identified on SCHEDULE 2.1(g) attached hereto.

              (e) Any computer software used in the operation of the Business other than software relating to the Seller's billing system.

              (f) All lists and other information regarding patients and referral sources with respect to the Business.

              (g) Telephone and facsimile numbers and post office boxes or other mailing addresses.

              (h) Any service marks, trademarks or common law rights with respect to the name "Wilkes-Barre Imaging".

              (i)    Goodwill of the business.

       2.2. EXCLUDED ASSETS. There shall be excluded from the Assets to be transferred and conveyed hereunder, and Seller shall retain all of its right, title and interest in and to, the following assets:

              (a) Cash and cash equivalents held by Seller, including without limitation, bank accounts, certificates of deposit, treasury bills, securities, money market accounts, mutual funds, repurchase agreements, prepaid expenses and security deposits.

              (b) The minute books of Seller and similar corporate records of Seller.

              (c) All consideration to be delivered by Purchaser on the Closing Date.

              (d) All medical records of Seller relating to services performed prior to the Closing Date; provided, however, that with appropriate patient consent, Seller shall provide Purchaser copies of such records upon request.

              (e) All assets, properties and other rights owned by Seller which do not relate in any way to the ownership, management, and operation of Seller's Business.

              (f)    Assets (including accounts receivable) set forth on
Schedule 3.1(d) constituting components of Net Working Capital (as defined in
Section 3.1(d)(iii)below).

              (g)    All assets listed on SCHEDULE 2.2(f) attached hereto.

                                     SECTION 3.
                                   PURCHASE PRICE

       3.1.   PURCHASE PRICE.

              (a) CASH. The aggregate purchase price (as calculated on Schedule 3.1(a)) for the Assets shall be Seventeen Million Five Hundred Sixty Four Thousand Twenty Eight Dollars and no cents ($17,564,028) (the "PURCHASE PRICE"), and shall be payable as follows:

                     (i)    the assumption of the Equipment Debt set forth on
       Schedule 3.1(a)(i); and

                     (ii) a certified or bank check or wire transfer payment to the Seller in an amount equal to Eleven Million Eight Hundred Twenty Two Thousand Two Hundred Thirty One Dollars and no cents ($11,822,231) (the "Cash Portion of the Purchase Price").

              (b) ASSUMPTION OF LIABILITIES. Purchaser shall assume at the Closing Date, and shall perform or discharge on or after the Closing Date and hold Seller and USD harmless from, (i) all liabilities arising out of Purchaser's conduct of the Business on and after the Closing Date (ii) all contracts, indebtedness (including the Equipment Debt), leases, commitments, obligations and liabilities of Seller identified on SCHEDULE 3.1(b) attached hereto; and (iii) all other agreements related to the Business entered into in the ordinary course of business after the date hereof and prior to the Closing and, to the extent any such agreement involves payments in excess of $10,000 in any one year period such agreement is added to Schedule 3.1(b) in an amendment signed by the parties hereto (all liabilities described in subsections (i) -
(iii) are hereinafter collectively referred to as the "Assumed Obligations"). Notwithstanding the foregoing, Purchaser shall not assume any prepayment penalties on the Equipment Debt.

              (c) The Purchase Price shall be allocated to the purchase of the Assets as set forth on SCHEDULE 3.1(c) attached hereto for purposes of IRS Form 8594.


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

              (d) POST CLOSING ADJUSTMENT TO PURCHASE PRICE. The parties hereto agree as follows:

                     (i) As soon as reasonably practicable after the Closing Date, but no later than 90 days thereafter, Seller will provide Purchaser with a computation (the "Computation") of Net Working Capital (as defined below) of Seller as of the Closing Date. Unless Seller has received, within 30 days after delivery to Purchaser of Seller's Computation, a written notice to the effect that Purchaser objects to the Computation (which notice shall specify the basis for such objection) (a "Notice of Objection"), the Computation shall be binding upon the parties hereto. Purchaser agrees that no basis for such objection shall exist unless the difference between the Computation and Purchaser's computation exceeds $10,000 in the aggregate. If a Notice of Objection is properly given by Purchaser and the parties cannot mutually resolve their disagreement within 20 business days following receipt of the Notice of Objection by Seller, the dispute shall be determined by submission thereof to arbitration by a panel of three arbitrators, one of whom shall be appointed by Purchaser, one by Seller and the third by the other two arbitrators. The arbitration shall be conducted pursuant to the commercial arbitration rules and regulations of the American Arbitration Association. The parties agree that the determination of the arbitrators will be final and binding and, within 5 days of the issuance of the arbitrator's ruling, payment shall be made to the prevailing party. The prevailing party shall be paid by the other party its reasonable fees and costs incurred in connection with the arbitration.

                     (ii) If no Notice of Objection is properly given by Purchaser, if Purchaser waives the 30 day objection period, or a Notice of Objection is properly given by Purchaser and the parties resolve any disagreement set forth therein, then the parties shall proceed as follows:

                            (A) If, based upon the Computation, Net Working Capital as of the Closing Date was less than 95% of Net Working Capital as of December 31, 1999, then Purchaser shall promptly pay to Seller the amount by which Net Working Capital as of the Closing Date is less than 95% of Net Working Capital as of December 31, 1999.

                            (B) If, based upon the Computation, Net Working Capital as of the Closing Date was greater than 105% of Net Working Capital as of December 31, 1999, then Seller shall promptly pay to Purchaser the amount by which Net Working Capital as of Closing Date is greater than 105% of Net Working Capital as of December 31, 1999.

                     (iii) Net Working Capital as of the Closing Date shall be calculated pursuant to the formula set forth on Schedule 3.1(d) and shall be defined as set forth on Schedule 3.1(d). Net Working Capital as of December 31, 1999 is set forth on Schedule 3.1(d).


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

                                     SECTION 4.
                                      CLOSING

       4.1. CLOSING. Subject to the provisions of Sections 7 and 8, the closing of the transaction (the "CLOSING") shall occur at the offices of Seller's legal counsel, Greenberg Traurig, P.A., at 777 South Flagler Drive, Suite 300 East, West Palm Beach, Florida 33401 (or at such other place as is mutually agreed upon by the parties) no later than the fifth business day after all of the conditions set forth in Sections 7 and 8 have been satisfied or waived, but in no event later than May 31, 2000 (the "Termination Date"), unless the Closing has not occurred solely due to the failure of either party to obtain approval for this transaction under the H-S-R Act in which case the Termination Date shall be extended to June 30, 2000. The date as of which the Closing occurs is hereinafter referred to as the "CLOSING DATE." Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

                                     SECTION 5.
              REPRESENTATIONS AND WARRANTIES OF SELLER, USD AND ASSAEL

       Except as otherwise disclosed to Purchaser in the schedules to this Agreement, Seller, USD and Assael hereby represent and warrant the following to Purchaser; provided however USD makes no representations or warranties with regard to Assael individually and Assael makes no representation or warranties with regard to USD individually:

       5.1. ORGANIZATION, POWER AND QUALIFICATION. USD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is a general partnership, duly organized and validly existing under the laws of the state of New York. The Seller has the power to own, lease, and operate its properties and assets and to carry on the Business and to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is not required to be licensed or qualified to do business in any state other than those in which it is qualified, except any state where the failure to be so licensed or qualified would not have a Material Adverse Effect.

       5.2. CORPORATE ACTION. All partnership or corporate action necessary on the part of Seller and USD, as the case may be, to authorize the execution and delivery to Purchaser of this Agreement and the performance or satisfaction of the obligations of Seller and USD in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of each of Seller, USD and Assael and is enforceable against each of Seller, USD and Assael in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or other laws relating to creditor's rights generally or general principles of equity.

       5.3. CONSENTS; NO BREACH. With the exception of filings that may be required under the H-S-R Act or as set forth on SCHEDULE 5.3, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller, Assael or USD is required in connection with the valid execution and delivery of this Agreement.

Except as set forth on SCHEDULE 5.3, the execution, delivery and performance of this Agreement by Seller, Assael and USD and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Certificate of Incorporation, Partnership Agreement, Bylaws or any amendment thereto of Seller or USD, as the case may be; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract of Seller, Assael or USD; (iii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller, Assael or USD; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

       5.4. COMPLIANCE WITH LAW; LICENSES. To Seller's Knowledge, Seller is not operating the Business in violation of any applicable federal, state or municipal laws, regulations or ordinances, the violation of which would have a Material Adverse Effect. Seller possesses all licenses and other required governmental or official approvals, permits, consents and authorizations required for the operation of the Business, except to the extent failure to possess such license, approval, permit, consent or authorization would not have a Material Adverse Effect. To Seller's Knowledge, none of Seller, Assael or USD, their Affiliates or partners, or persons who provide professional services under agreements with them for the benefit of the Business, has engaged in any activities which are prohibited by (1) the federal false claims statutes, (ii) the Medicare and Medicaid statutes, including, but not limited to, the so-called "Medicare/Medicaid Anti-Kickback Statute," (42 U.S.C. Section 1320a-7a or 1320a-7b), or (iii) the "Stark II" legislation (42 U.S.C. Section 1395nn), and all regulations promulgated under such statutes. To Seller's Knowledge, none of Seller, Assael, USD or any Affiliate of any of them, or persons who provide professional services under agreements with them for the benefit of the Business has received, with respect to the Business, any claim or notice, written or oral, from any federal, state, or local government agency that they, any of them, or their activities or properties have violated any federal, state or local statute, regulation, order or requirement.

       5.5. INSURANCE. SCHEDULE 5.5 contains a list of all policies or binders of liability, and other forms of insurance policies or binders currently in force insuring against risks of the Assets. All such insurance policies or binders are valid, outstanding and enforceable and will remain in full force and effect at least through the Closing Date.

       5.6. LITIGATION. Except as disclosed on SCHEDULE 5.6, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving USD, Assael or Seller with respect to the Business which, if adversely determined, would result in a Material Adverse Effect. Except as disclosed on
SCHEDULE 5.6, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Seller's Knowledge, threatened, against or involving USD, Assael or Seller with respect to the Business which, if adversely determined, would result in a Material Adverse Effect.

       5.7. MATERIAL CONTRACTS. SCHEDULE 5.7 sets forth all Material Contracts of Seller. The Material Contracts are, to Seller's Knowledge, valid, binding, enforceable and existing agreements, in full force and effect against Seller, except as such enforcement may be affected by bankruptcy, moratorium or other laws affecting creditor's rights generally or general principles of equity. To Seller's Knowledge, Seller is not in default in any material respect under any of the Material Contracts (nor has it received notice of the default of any other party to any of the Material Contracts), no condition exists which with notice or lapse of time or both would constitute default thereunder.

       5.8.   EMPLOYMENT MATTERS; BENEFITS.

              (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 5.8(a) lists all employees employed by Seller at the Closing Date (the "EMPLOYEES") and all Employee Benefit Plans in effect as of the date hereof that Seller maintains and in which the Employees are eligible to participate.

                     (i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and, to Seller's Knowledge, in operation with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

                     (ii) All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid or accrued to each Employee Benefit Plan which is an Employee Pension Benefit Plan.

                     (iii) Each Employee Benefit Plan which is an Employee Pension Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the plan meets the requirements of the Code and that its related trust is tax-exempt under Section 501(a) of the Code.

                     (iv) With respect to Employees, Seller has never established or maintained any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or contributed, or been obligated to contribute, to any "multiemployer plan" (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA).

                     (v) Except as described in SCHEDULE 5.8(a), no action, suit, proceeding, hearing, audit or other investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) has been initiated, is pending or, to Seller's Knowledge, has been threatened, except where such action, suit, proceeding, hearing, audit or other investigation would not have a Material Adverse Effect.

              (b)    Since January 1, 1999, there has been no material work
stoppage against Seller nor, to Seller's Knowledge, is any such stoppage
threatened.   Seller has not been involved in or, to Seller's Knowledge, threatened with any collective bargaining dispute, arbitration, lawsuit or administrative proceeding relating to a collective bargaining matter involving the

Employees (excluding routine workers' compensation claims) that, if adversely determined, would have a Material Adverse Effect.

       5.9.   PROPERTY.

              (a) LEASED REAL PROPERTY. SCHEDULE 5.9(a) contains a description of each parcel of real property leased by Seller (the "LEASED REAL PROPERTY"). To Seller's Knowledge, Seller has not received notice of any material violation of any applicable deed restriction, building code, zoning ordinance, covenant or other law or regulation with respect to the Leased Real Property. To Seller's Knowledge, no default or breach exists under any of the terms, covenants, conditions, or restrictions set forth in the leases pursuant to which Seller occupies the Leased Real Property, except defaults or breaches which would not have a Material Adverse Effect. Seller does not own any real property.

              (b) PERSONAL PROPERTY; TITLE; ENCUMBRANCES. Seller has (i) good title to all of the Assets free and clear of any Liens, other than as set forth on SCHEDULE 5.9(b) or Permitted Liens. No default or breach exists under any terms, covenants, conditions, or restrictions set forth on any leases relating to such Assets, except defaults or breaches which would not have a Material Adverse Effect.

       5.10. ENVIRONMENTAL MATTERS. SCHEDULE 5.10 sets forth information as to any violation, with respect to any Leased Real Property by Seller relating to the Business, of any existing federal, state, local or foreign law or regulation (or order, permit, plan or compliance schedule) pertaining to environmental protection, including without limitation the discharge or disposal of air or water pollutants, poisoned waste wells, or the storage, treatment or disposal of solid or hazardous or toxic substances (collectively, "ENVIRONMENTAL LAWS") of which Seller has received notice which would result in a Material Adverse Effect. Seller has not used, stored, treated, transported, manufactured, refined, handled, produced, or disposed of any materials or products on, under, at, from, or in any way affecting any of its properties (including any real property owned or leased by it) or assets, or otherwise, in any manner which at the time of the action in question violated any Environmental Laws.

       5.11. FINANCIAL STATEMENTS. Attached to this Agreement as SCHEDULE 5.11 are unaudited consolidated balance sheets of Seller as of December 31, 1998 and 1999 and statements of earnings of Seller for the twelve (12) -month periods ending December 31, 1998 and 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) present fairly in all material respects the financial condition of Seller and its results of operations for such period in accordance with the Accounting Standards, and (ii) have been prepared in accordance with the Accounting Standards (other than the absence of notes to the Financial Statements) for the periods covered by such statements.

       5.12. UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the Financial Statements or in SCHEDULE 5.12 to this Agreement, to Seller's Knowledge, Seller does not have any material liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of business since

December 31, 1999, which, (i) under the Accounting Standards, are required to be disclosed in the Financial Statements, and (ii) would have a Material Adverse Effect.

       5.13. TAXES. All federal, state and other tax returns of Seller required by law to be filed have been duly filed, except for such returns the failure of which to file would not have a Material Adverse Effect; and all federal, state and other taxes, assessments, fees and other federal governmental charges shown to be due and payable on such returns have been paid, except such taxes which are being contested in good faith or for which the dates for payment have been extended.

       5.14. INTELLECTUAL PROPERTY. Seller has no right, title or interest in or to patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights (collectively, "INTELLECTUAL PROPERTY") relating to the Business or Assets other than the tradename "Wilkes-Barre Imaging". Except for off-the-shelf software licenses, Seller is not a licensee in respect of any Intellectual Property. No claim is pending or, to Seller's Knowledge, threatened to the effect that the operations of the Business infringe upon or conflict with the asserted rights of any other person under any Intellectual Property or licensed software.

       5.15. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement, except as disclosed on SCHEDULE 5.15.

       5.16.  TRANSACTIONS WITH AFFILIATES.  Except as set forth on SCHEDULE
5.16 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Employee Benefit Plans by employees, Seller has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into or been subject to any management, consulting, or similar agreement with, any officer, director or shareholder of USD or any of their respective Affiliates. Except as set forth on SCHEDULE 5.16, no Affiliate of Seller is indebted to Seller for money borrowed or other loans or advances, and Seller is not indebted to any such Affiliate.

       5.17. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 5.17 hereto or as otherwise disclosed herein, since December 31, 1999 (a) there has not occurred an event which has resulted in a Material Adverse Effect, and (b) Seller has operated the Business in the ordinary course of business.

       5.18. NO ADDITIONAL REPRESENTATIONS. None of Seller, Assael and USD is making any representations or warranties, express or implied, of any nature whatsoever, with respect to the Assets or the Business, except for the representations and warranties in this Section 5. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to

Purchaser or any of its representatives are not and shall not be deemed to be representations or warranties of Seller, Assael or USD (except that it is understood that accruals or reserves set forth in the Financial Statements are subject to Section 5.11 hereof).

                                     SECTION 6.

                    REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Except as otherwise disclosed to Seller in the schedules to this Agreement, Purchaser hereby represents and warrants to Seller, Assael and USD, the following:

       6.1. ORGANIZATION, POWER AND QUALIFICATIONS. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to own, lease and operate its properties and to carry on its business and to enter into this Agreement and to consummate the transactions contemplated hereby.

       6.2. CORPORATE ACTION. All corporate action necessary on the part of Purchaser to authorize the execution and delivery to Seller, Assael and USD of this Agreement and the performance or satisfaction of the obligations of Purchaser in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or general principles of equity.

       6.3. CONSENTS; NO BREACH. With the exceptions of filing that may be required under the H-S-R Act, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement. Purchaser shall have on or before the Closing all necessary or appropriate licenses, permits or others approvals from the applicable Governmental Authority which allow it to operate the Business and to assume the obligations and operations of the Business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Certificate of Incorporation or Bylaws of Purchaser; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which Purchaser is a party; (iii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchaser; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

       6.4. LITIGATION. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser which, if adversely determined, would result in a Material Adverse Effect on Purchaser. There is no action, suit or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the knowledge of Purchaser, threatened, against or involving

Purchaser which, if adversely determined, would result in a Material Adverse Effect on Purchaser.

       6.5. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

       6.6. INFORMATION. Purchaser has been given access to information concerning the condition, properties, operations and prospects of the Business. Purchaser has had an opportunity to ask questions of and to receive information from Seller and persons acting on its behalf concerning the Business. Purchaser acknowledges that it has undertaken an independent investigation and verification of the Business and the Assets, including without limitation the Business's financial condition. As part of its investigation, Purchaser is given certain forecasts, projections and opinions prepared or furnished by or on behalf of Seller with respect to the Business (the "ADDITIONAL FINANCIAL INFORMATION"). Purchaser has taken responsibility for evaluating the adequacy of the Additional Financial Information. Purchaser is familiar with the uncertainties inherent in attempting to make such forecasts, projections and opinions and has taken such uncertainties into account in its evaluation of the Additional Financial Information. Purchaser expressly acknowledges and agrees that it is not relying on Seller with respect to any matter in connection with Purchaser's investigation or evaluation of the Business or the Assets, including, but not limited to, any Additional Financial Information provided by Seller with respect to the Business, except for the representations of Seller, Assael and USD set forth in Section 5 of this Agreement.

       6.7. FINANCIAL ABILITY. Purchaser has sufficient funds or access to sufficient funds to consummate the transactions contemplated by this Agreement and knows of no circumstance or condition that will prevent the availability at the Closing Date of such funds.

                                     SECTION 7.

             CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE

       The obligations of Purchaser to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Purchaser may, in its sole discretion, waive.

       7.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Seller, USD and Assael contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing. Purchaser shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of USD stating that each of the representations and warranties that Seller and USD have made are true and correct in all material respects on the Closing, as though made on and as of the Closing and a certificate from Assael stating that each of the representations and warranties that Seller and Assael have made are true and correct in all material respects on the Closing, as though made on and as of the Closing.

       7.2. PERFORMANCE OF OBLIGATIONS OF SELLER. Seller, USD and Assael shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date.

       7.3. NO OBSTRUCTIVE PROCEEDINGS. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Purchaser or an Affiliate of Purchaser which seeks to or would render it unlawful as of the Closing to effect the sale of Assets in accordance with the terms hereof, and no such action shall seek damages against the Purchaser or an Affiliate of Purchaser in a material amount by reason of the transactions contemplated hereby.

       7.4. PERMITS, APPROVALS AND CONSENTS . Any and all permits, approvals and consents from any Person set forth on SCHEDULE 5.3 required for the consummation of the Closing shall have been obtained or waived, including, but not limited to, applicable approvals under the H-S-R Act.

       7.5. NO ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have not been (i) any event which would result in a Material Adverse Effect and (ii) any material loss or damage to the Assets (whether or not covered by insurance).

                                     SECTION 8.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE

       The obligations of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Seller may, in its sole discretion, waive.

       8.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing. Seller shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Purchaser to that effect.

       8.2. PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

       8.3. NO OBSTRUCTIVE PROCEEDING. No action or proceeding shall have been instituted against and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Seller, Assael, USD or the Business which seeks to or would render it unlawful as of the Closing to effect the sale of Assets in accordance with the terms hereof, and no such action shall seek damages against Seller, Assael, USD or the Business in a material amount by reason of the transactions contemplated hereby.

       8.4. PERMITS, APPROVALS AND CONSENTS . Any and all permits, releases, approvals and consents from any Person required for the consummation of the Closing set forth on SCHEDULE 5.3 shall have been obtained or waived, including, but not limited to, applicable approvals under the H-S-R Act.

                                     SECTION 9.

                             CLOSING OF THE TRANSACTION

       9.1. DELIVERIES BY SELLER. On the Closing Date, Seller shall deliver (or cause delivery) to Purchaser all of the following:

              (a) a general bill of sale, assignment and assumption agreement in the form set forth as SCHEDULE 9.1(a) (the "Bill of Sale");

              (b) A copy of the partnership agreement of Seller and all amendments thereto;

              (c)    the books and records of Seller relating to the Assets;

              (d) all executed consents obtained by Seller and required for assignment and transfer by Seller to Purchaser of the contracts and leases assumed pursuant to this Agreement which are enumerated on SCHEDULE 5.3; and

              (e) a certified copy of the resolutions adopted by USD's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement.

       9.2. DELIVERIES BY PURCHASER. On the Closing Date, Purchaser shall deliver (or cause delivery) to Seller all of the following:

              (a) a certificate of good standing of Purchaser from the Secretary of State of the state of Delaware;

              (b) a certified copy of the resolutions adopted by Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; and

              (c)    the Bill of Sale and the Cash Portion of the Purchase
Price.

                                    SECTION 10.

                                    TAX MATTERS

       10.1. AD VALOREM AND SIMILAR TAXES. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Assets) based upon or measured by the value of the Assets shall be divided or prorated between Seller and Purchaser as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, Seller shall assume responsibility for such taxes attributable to the period of time prior to the Closing Date and Purchaser shall assume responsibility for the periods of time thereafter. Not later than 30 days after the Closing Date, Seller and Purchaser shall determine and shall pay all amounts required to be paid pursuant to such allocation.

                                    SECTION 11.

                                     COVENANTS

       11.1. ACCESS TO INFORMATION. From and after the date hereof and until the Closing, Seller will give to the Purchaser and the Purchaser's authorized representatives reasonable access during normal business hours to its offices, books and records, tax returns, contracts, commitments, officers, facilities, personnel and accountants, and to furnish and make available to the Purchaser and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of Seller as the Purchaser and its authorized representatives may reasonably request; provided, however, that the activities of the Purchaser and its representatives shall be conducted in such a manner as not to interfere with the operation of the Business.

       11.2. CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, Seller will continue to conduct the business affairs of Seller in the usual and ordinary course of business and in substantially the same manner as previously conducted.

       11.3.  EFFORTS TO CONSUMMATE; HSR FILING.

              (a) Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and
(iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

              (b) The parties agree to use commercially reasonable efforts to file under the H-S-R Act within five (5) business days of signing this Agreement. Purchaser shall be solely responsible for the timely payment of any and all fees due in connection with the filing under the H-S-R Act. Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the United States Department of Justice or any other government authority regarding any of the transactions contemplated hereby. If either party or any affiliate thereof receives a request for additional information or documentary material from any such government authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Purchaser will advise Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which Purchaser proposes to make or enter into with the Federal

Trade Commission, the United States Department of Justice or any other government authority in connection with the transactions contemplated hereby.

       11.4. EMPLOYMENT OF EMPLOYEES. Purchaser will employ the Employees as of the Closing Date (the "TRANSFERRED EMPLOYEES"), with the understanding that such employment shall be at will for all employees other than those who have entered into employment agreements with the Purchaser. With respect to such Transferred Employees, Purchaser shall not assume responsibility for the vacation time and sick leave benefits due from Seller to the Transferred Employees as of the Closing Date.

       11.5. GUARANTIES. Purchaser shall use all reasonable efforts to cause itself or one or more of its affiliates to be substituted in all respects for Seller, Assael or USD, as the case may be, effective as of the Closing, in respect of all obligations of Seller, Assael and USD under each of the Assumed Obligations. If Purchaser is unable to effect such a substitution with respect to any Assumed Obligation after using its best efforts to do so, Purchaser shall obtain letters of credit, on terms and from financial institutions satisfactory to Seller, with respect to the obligations covered by each of the Assumed Obligations for which Purchaser does not effect such substitution. As a result of the substitution contemplated by the first sentence of this Section 11.5 and/or the letter or letters of credit contemplated by the second sentence hereof, Seller, Assael and USD shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guaranties except for obligations, if any, for which Seller, Assael and USD will be fully indemnified pursuant to a letter of credit obtained by Purchaser and satisfactory to Seller.

       11.6. USE OF NAME. Purchaser shall have the right to continue to use the name "Wilkes-Barre Imaging" with respect to its operations of the Business; provided, however, that Purchaser will not be allowed to associate the use of that name in any manner with the name "U S Diagnostic Inc." or any service marks or logos of USD.

       11.7. INSURANCE MATTERS. Seller shall be responsible and liable for the expense of all worker's compensation claims that arise out of any injury or damage sustained prior to the Closing Date. The Purchaser shall be responsible and liable for the expense of all bodily injury, property damage and worker's compensation claims that arise out of any injury or damage sustained on or after the Closing Date.

       11.8. PUBLICITY. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities and Exchange Commission, Purchaser, Seller, USD and Assael shall not issue any press release or make any other public statement (including statements to Employees) relating to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of all other parties hereto to the contents and manner of presentation and publication thereof.

       11.9. REIMBURSEMENT OBLIGATIONS. The parties acknowledge that overpayments or underpayments to Seller by the Medicaid or Medicare programs or other third party payors for periods ending prior to the Closing Date may be discovered after the Closing, whether in connection with an audit of the Business or otherwise. Seller shall remain liable for all such overpayments received by Seller. Seller shall be entitled to receive any additional payments from Medicaid or Medicare programs or other third party payors which relate to underpayments for periods prior to the Closing Date and which, if received by Purchaser, shall be paid to Seller promptly. Any appeals from any Medicare, Medicaid or other third-party payor adjustments may be pursued by Seller at Seller's cost.

                                    SECTION 12.

                                  INDEMNIFICATION

       12.1.  SURVIVAL.

       (a) All representations and warranties of the parties contained in Sections 5 and 6 of this Agreement or in any schedule hereto shall survive the Closing only until the first anniversary of the Closing Date. No action or proceeding may be brought with respect to any of the representations or warranties set forth in Sections 5 and 6 of this Agreement, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of the survival terms set forth for such representation or warranty in the preceding sentence.

       (b)    The covenants and agreements contained in Sections 11.1, 11.2 and
11.3 shall not survive the Closing. The remaining covenants or agreements (including but not limited to the indemnities) contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein.

       12.2. INDEMNIFICATION BY SELLER. Seller agrees to indemnify Purchaser and its Affiliates with respect to, and hold Purchaser and its Affiliates harmless from, any loss, liability, damage, cost or expense (including, but not limited to, reasonable legal fees and expenses, but specifically excluding any tax losses, the responsibility for which, if any, is provided in Section 10 hereof) (collectively, the "LOSSES") which Purchaser and its Affiliates may incur or suffer which result from or arise out of (a) the inaccuracy of any representation or warranty made by Seller, Assael or USD in this Agreement (unless any inaccuracy is corrected by Seller, Assael or USD prior to Closing in a supplement to any schedule hereto which is countersigned by Purchaser), or (b) the failure of Seller, Assael or USD to comply with any covenants or other commitments made by Seller, Assael or USD in this Agreement, or (c) the operation of the Business prior to the Closing Date; PROVIDED, HOWEVER, (i) the Purchaser shall not be entitled to indemnification until all of the Purchaser's Losses (which individually shall be at least $10,000) exceed, in the aggregate $25,000, in which case the Purchaser shall be entitled to indemnification for the entire loss, (ii) in no event shall Seller, USD or Assael be required to pay an aggregate amount in excess of $8 million in respect of the Purchaser's Losses, and (iii) the Purchaser's Losses shall be net of any insurance proceeds payable or tax benefits realizable to the indemnified party with respect to the Purchaser's Loss.

       12.3. INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Seller with respect to, and hold Seller harmless from, any Losses (specifically excluding tax losses, the responsibility for which, if any, is provided in
Section 10 hereof) which Seller may incur or suffer which results from or arises out of (a) the Assumed Obligations, (b) the inaccuracy of any representation or warranty made by Purchaser in this Agreement, (c) the failure of Purchaser to comply with any covenants or other commitments made by Purchaser in this Agreement, or (d) the operation of the Business on and after the Closing Date.

       12.4. PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Sections 12.2 and 12.3 of notice of the commencement of any action for which indemnification may be available under Section 12.2 or 12.3, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify that indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party which defenses result in a conflict of interest. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission or any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

       12.5. LIMITATION OF RECOURSE. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 12 hereof, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith; provided however either party may seek injunctive relief against the other for a breach of the Covenants Sections 11.6 and 11.8, the Confidentiality Sections 14.12 and the Non-Compete Section 14.14.

       12.6. PUNITIVE DAMAGES. No party to this Agreement shall seek or be entitled to punitive and/or exemplary damages with respect to any claim.

                                    SECTION 13.
                                    TERMINATION

       13.1.  TERMINATION EVENTS.

              (a) Seller or USD may terminate this Agreement by delivery of notice of termination to the Purchaser if at any time prior to the Closing Date:

                     (i) The Purchaser fails or refuses to perform in any material respect any obligation or covenant to be performed by it pursuant to this Agreement prior to the Closing Date and the breach has not been cured within ten (10) business days following the receipt of notice by the Purchaser of the breach; or

                     (ii) Any of the conditions in Section 8 of this Agreement has not been satisfied as of the Termination Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Assael, Seller or USD to comply with his or its obligations under this Agreement), Seller or USD has not waived such condition on or before the Termination Date.

              (b) The Purchaser may terminate this Agreement by delivery of notice of termination to Seller if any time prior to the Closing Date:

                     (i) USD, Seller or Assael fails or refuses to perform in any material respect any obligation or covenant to be performed by it or him pursuant to this Agreement prior to the Closing Date which has not been cured within ten (10) business days following receipt of notice of the breach; or

                     (ii) Any of the conditions set forth in Section 7 of this Agreement has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), the Purchaser has not waived such condition on or before the Termination Date.

              (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual written consent; or

              (d) Any party may terminate this Agreement by delivery of notice of termination to the other party if the Closing has not occurred on or before the Termination Date, or such later date as the parties may agree upon in writing.

       13.2.  EFFECT OF TERMINATION.  Each party's right of termination under
Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 11.8, 14.4, 14.6, 14.7, 14.12 and 14.13 of this Agreement shall survive; provided, however, notwithstanding anything to the contrary contained in this Agreement, that if this Agreement is terminated by a party because of


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

the breach of the Agreement by another party or because one or more of the conditions of the terminating party's obligations under this Agreement are not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

                                    SECTION 14.
                                   MISCELLANEOUS

       14.1. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

       14.2. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

       14.3. HEADINGS. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

       14.4. EXPENSES. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

       14.5. TAXES. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law.

       14.6. LAW GOVERNING. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws.

       14.7. INDEMNIFICATION FOR BROKER FEES. Seller agrees to indemnify and save harmless the Purchaser and its Affiliates, and the Purchaser agrees to indemnify and save harmless Seller, USD and Assael and their Affiliates, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

       14.8. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto; provided, that, the Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of Seller which may be withheld in its sole discretion. Other than as specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

       14.9. ENTIRE AGREEMENT. This Agreement and the schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

       14.10. ACCESS TO RECORDS. For a period of five (5) years after the Closing Date, USD and Seller shall have the right, at their expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of the Business delivered to Purchaser in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of the Business prior to the Closing Date or (c) any other commercially reasonable purpose. During such five (5) year period, Purchaser shall not destroy or discard such records without giving Seller ninety (90) days' prior written notice of its intentions and giving Seller the right, at its expense, to remove from Purchaser's premises any such financial records. The parties hereto acknowledge and agree that although the records relating to patients treated at the Business prior to the Closing Date shall remain the property of Seller, Seller agrees to leave such records at the Business in Purchaser's custody after the Closing Date and Purchaser agrees to retain such records in its custody for Seller's benefit as long as such records are required to be maintained by law. Purchaser agrees to, during normal business hours, afford Seller, its counsel, its accountants, or agents who have reasonable need for such access, full access to the patient records as Seller may reasonably request at Seller's expense.

       14.11. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by national overnight courier, postage prepaid, or sent via telecopier:

        If to Purchaser:                      With a copy to:

          InSight Health Corp                   Paul Uhrig, Esq.
          4400 MacArthur Blvd., Suite           Green, Stewart, Farber &
          800                                   Anderson, P.C.
          Newport Beach, California             2600 Virginia Ave., N.W., Suite
          92660                                 1111
          Attn: General Counsel                 Washington, D.C. 20037-1905

       If to Seller:                         With a copy to:

          U S Diagnostic Inc.                   Greenberg Traurig, P.A.
          777 South Flagler Drive               777 South Flagler Drive,
          Suite 1200 East                       Suite 300 East
          West Palm Beach, Florida 33401        West Palm Beach, Florida  33401
          Attn:  Joseph Paul                    Attn:  Denise Gordon Reeder,
                                                Esq.

or to such other address as Seller or Purchaser may designate by notice to the other.

       14.12. CONFIDENTIALITY.

              (a) Prior to the Closing, Purchaser shall, and shall cause its Affiliates and its and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Seller and its Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Purchaser promptly shall notify Seller of any disclosure pursuant to clause (iii) of this Section 14.12(a) in order to give Seller a reasonable opportunity to respond to any such required disclosure.

              (b) Seller shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, Purchaser or the Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Seller shall promptly shall notify Purchaser of any disclosure pursuant to clause (iii) of this Section 14.12(b).

              (c) Purchaser understands that in connection with the transactions contemplated hereby and after the Closing, Purchaser may come in contact with means and methods by which Seller, USD and its subsidiaries or Affiliates (collectively, "SELLER ENTITIES") conduct and operate their businesses (other than the Business), including, but not limited to, contract terms, bidding information, methods of operation, levels of costs, software, systems, utilization and profits, and the procedures, forms and techniques for servicing accounts, any other operating and procedure manuals, product-lines developed by Seller Entities, together with any other materials prepared or provided by, or on behalf of Seller Entities (collectively, the "TRADE SECRETS"). Purchaser understands that the Trade Secrets are confidential and proprietary materials of Seller Entities. Purchaser agrees to keep the Trade Secrets confidential and not to use the Trade Secrets or reveal the Trade Secrets to any other person or entity, unless required by law. Purchaser shall also obligate each of its employees and agents to a level of care sufficient to protect the Trade Secrets from unauthorized use or disclosure. Upon the request of Seller Entities, Purchaser shall return the Trade Secrets to Seller Entities.

       14.13. ATTORNEYS' FEES. In the event of a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

       14.14. NON-COMPETITION. Seller, Assael and USD hereby agree that each shall, for a period from the Closing Date until the second anniversary thereof, (the "Covenant Period") but only so long as Purchaser remains engaged in the medical imaging business in the Restricted Location (as hereinafter defined), refrain from, anywhere within a 30-mile radius of the primary location of the Business (the "Restricted Location"), directly or indirectly, owning, managing, operating, controlling or financing, any mobile or fixed diagnostic imaging business that is competitive with the Business; provided, however, that the foregoing shall not apply to the ownership of not more than five (5) percent of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers; and provided, further, however, that if USD acquires or is acquired by or merges with or into, a company which owns or operates 30 or more separate diagnostic imaging facilities and which is engaged in a business which is competitive with the Business, and such company owns, operates, or has placed a deposit on an MRI for, a facility within the Restricted Location, USD will not be deemed in breach of this covenant by virtue of the consummation of any such merger or acquisition.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                                   PURCHASER:

                       INSIGHT HEALTH CORP.

                       By:    /s/S.T. Plochocki
                              -------------------
                       Title: President & Chief Executive Officer
                              ------------------------------------

                       SELLER:



                       WILKES-BARRE IMAGING

                       US DIAGNOSTIC INC.,
                       General Partner


                       By:  /s/A. Shaw
                            ----------------------------------------------------
                       Title: Executive Vice President & Chief Financial Officer
                              --------------------------------------------------

                       USD:


                       US DIAGNOSTIC INC.,


                       By: /s/A. Shaw
                           -----------------------------------------------------
                       Title: Executive Vice President & Chief Financial Officer
                              --------------------------------------------------


                       /s/R. Assael
                       ---------------------------------------------------------
                       Roy Assael


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